Exhibit 99.2

Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Board of Directors

Care Capital Properties, Inc.

191 North Wacker Drive

Suite 1200

Chicago, IL 60606

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 7, 2017, to the Board of Directors of Care Capital Properties, Inc. (“CCP”) as Annex C to, and reference thereto under the headings “SUMMARY—Opinion of CCP’s Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated” and “THE MERGER—Opinion of CCP’s Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated” in the joint proxy statement/prospectus relating to the proposed merger involving CCP and Sabra Health Care REIT, Inc. (“Sabra”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Sabra (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

June 12, 2017